--------------------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION       ---------------------------------
      FORM 5                                            WASHINGTON, D.C. 20549                             OMB APPROVAL
--------------------                                                                              ---------------------------------
                                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP     OMB Number:             3235-0362
/ /  Check box if no longer subject to                                                            Expires:         January 31, 2005
     Section 16. Form 4 or Form 5                                                                 Estimated average burden
     obligations may continue.                                                                    hours per response . . . . .  1.0
     See Instruction 1(b).                                                                        ---------------------------------

/ /  Form 3 Holdings Reported              Filed pursuant to Section 16(a) of the Securities
                                           Exchange Act of 1934, Section 17(a) of the Public
                                                Utility Holding Company Act of 1935 or
                                          Section 30(h) of the Investment Company Act of 1940
/ /  Form 4 Transactions Reported

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1. Name and Address of Reporting   2. Issuer Name AND Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to Issuer
   Person*                                                                                     (Check all applicable)
                                                                                    X Director                    __10% Owner
                                                                                    __Officer (give title below)  __Other
                                   Reinsurance Group of America,                                                    (specify below)
Greenbaum   Stuart         I.      Incorporated (NYSE:RGA)
---------------------------------  ---------------------------------------------    ------------------------------
(Last)     (First)      (Middle)   3. I.R.S. Identification    4. Statement for
Washington University                 Number of Reporting         Month/Year
Simon Hall - Room 200                 Person, if an entity        December 2002
---------------------------------     (Voluntary)              ----------------- --------------------------------------------------
            (Street)                                           5. If Amendment,  7. Individual or Joint/Group Reporting
                                                                  Date of           (check applicable line)
                                                                  Original          X Form Filed by One Reporting Person
                                                                  (Month/Year)      __Form Filed by More than One Reporting Person
St. Louis      MO      63130-4899
---------------------------------  --------------------------  ----------------  --------------------------------------------------
(City)      (State)      (Zip)

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                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of    2. Trans-   2A. Deemed   3. Trans-   4. Securities Acquired (A) or    5. Amount of     6. Ownership   7. Nature of
   Security       action       Execu-      action      Disposed of (D) (Instr. 3, 4     Securities       Form:          Indirect
   (Instr. 3)     Date         tion        Code        and 5)                           Beneficially     Direct         Beneficial
                  (Month/      Date,       (Instr.                                      Owned at the     (D) or         Ownership
                  Day/         if any      8)       -------------------------------     end of           Indirect       (Instr. 4)
                  Year)        (Month/                           (A) or                 Issuer's         (I)
                               Day/                 Amount        (D)       Price       Fiscal Year      (Instr. 4)
                               Year)                                                    (Instr. 3
                                                                                        and 4)
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).


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                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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                                                                                                        9.         10.
                                                                                                        Number of  Owner-
                                                                                                        Deriv-     ship
            2.                                                                                          ative      Form of
            Conver-                           5.                              7.                        Secu-      Deriv-    11.
            sion                              Number of                       Title and Amount          rities     ative     Nature
            or              3A.               Derivative    6.                of Underlying     8.      Bene-      Secu-     of
            Exer-           Deemed   4.       Securities    Date              Securities        Price   ficially   rity:     In-
            cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Owned      Direct    direct
            Price   Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-  at End     (D)       Bene-
1.          of      action  Date,    Code     of (D)        (Month/Day/Year)            Amount  ative   of Year    or In-    ficial
Title of    Deriv-  Date    if any   (Instr.  (Instr. 3,    ----------------            or      Secu-   (Instr.    direct    Owner-
Derivative  ative   (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  rity    4)         (I)       ship
Security    Secu-   Day/    Day/              ------------  Exer-    tion               of      (Instr.            (Instr.   (Instr.
(Instr. 3)  rity    Year)   Year)              (A)   (D)    cisable  Date     Title     Shares  5)                 4)        4)
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Stock       $31.25  5/22/02             A     3,000         5/22/03  5/22/12  Common    3,000            3,000       D
Option                                                                        Stock
(right to
purchase)
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Phantom     1-for-1   (1)               A     1,017.9         (1)     (2)     Common    1,017.9          1,017.9     D
Stock Unit                                                                    Stock

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Phantom     1-for-1   (2)               A      23.9           (1)     (2)     Common     23.9             23.9       D
Stock                                                                         Stock
Dividend
Equivalent
Right
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Explanation of Responses:

(1) Acquired on various dates during 2002 in lieu of director's retainer and meeting fees. Vests on the earlier of December 31, 2012, or the holder's retirement.
(2) Acquired on quarterly dividend record dates during 2002. Rights become vested and expire proportionately with the phantom shares to which they relate.


                                                  William L. Hutton                                       December 10, 2002
                              ----------------------------------------------------------         ----------------------------------
                                          **Signature of Reporting Person                                       Date
                                                   Attorney-in-fact

**    Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.